Exhibit 99.1

October 28, 2026

SiteOne Landscape Supply Announces Third Quarter 2026 Earnings

Third Quarter 2026 Highlights (Compared to Third Quarter 2025):

•	Net sales increased 3% to $1,291.1 million
•	Organic Daily Sales decreased 1%
•	Gross profit increased 5% to $458.5 million; gross margin expanded 80 basis points to 35.5%
•	SG&A as a percentage of Net sales increased 20 basis points to 28.6%
•	Net income attributable to SiteOne increased 8% to $63.9 million
•	Adjusted EBITDA increased 8% to $138.3 million; Adjusted EBITDA margin improved 60 basis points to 10.7%
•	Cash provided by operating activities decreased $3.0 million to $125.6 million
•	Repurchased $62.2 million of shares under the share repurchase authorization
•	Acquired Patterson Nursery Sales

Post Quarter Highlights

•	Board of Directors authorized a $500 million increase to the share repurchase program

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended September 27, 2026 (“Third Quarter 2026”).

“We delivered a solid third quarter performance with 8% growth in Adjusted EBITDA and 60 basis points of Adjusted EBITDA margin expansion despite the continued softness in underlying market demand and a delayed fall season due to hot and dry weather in key markets,” said Doug Black, Chairman and CEO of SiteOne. “Our teams made good progress on our commercial and operational initiatives while maintaining disciplined cost control in the face of lower sales volume. We also completed one acquisition during the quarter and have a very active pipeline of potential deals. While we expect market conditions to be challenging in the near term, we remain focused on the opportunities within our control to gain market share, improve productivity, and strengthen our competitive position. These self-help opportunities combined with our acquisition strategy enable us to drive sustained performance and growth for our shareholders this year and in the years to come.”

Third Quarter 2026 Results

Net sales for the Third Quarter 2026 increased 3% to $1,291.1 million, compared to $1,258.2 million for the prior year period. Organic Daily Sales decreased 1% compared to the prior year period, as lower sales volume amid continued softness in underlying market demand and a delay in fall applications due to hot and dry weather conditions more than offset higher price inflation. Acquisitions contributed $39.7 million, or 3%, to Net sales growth during the quarter.

Gross profit increased 5% to $458.5 million for the Third Quarter 2026, compared to $437.2 million for the prior year period. Gross margin improved 80 basis points to 35.5%, driven primarily by strong price realization, including the impact of fuel surcharges, and continued benefits from our commercial initiatives.

Selling, general and administrative expenses (“SG&A”) for the Third Quarter 2026 increased to $368.7 million from $357.4 million for the prior year period. SG&A as a percentage of Net sales increased 20 basis points to 28.6% due primarily to higher fuel and healthcare cost as well as lower sales volume, partially offset by our operational initiatives and continued cost control.

Net income attributable to SiteOne for the Third Quarter 2026 increased 8% to $63.9 million compared to $59.1 million for the prior year period, reflecting gross margin expansion, partially offset by lower sales volume and higher SG&A.

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Adjusted EBITDA for the Third Quarter 2026 increased 8% to $138.3 million, compared to $127.5 million for the prior year period. Adjusted EBITDA margin improved 60 basis points to 10.7%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of September 27, 2026, was $522.6 million compared to $422.5 million as of September 28, 2025. Net debt to Adjusted EBITDA for the last twelve months was 1.2 times, compared to 1.0 times for the prior year period.

As of September 27, 2026, Cash and cash equivalents were $88.4 million and available capacity under the ABL Facility was $478.0 million.

Share Repurchase Increased Authorization Announcement

Subsequent to the end of the Third Quarter 2026, SiteOne’s Board of Directors approved a $500.0 million increase to the Company’s existing share repurchase program, authorizing approximately $538.3 million in the aggregate for share repurchases, inclusive of approximately $38.3 million that remained available under the previously approved $400.0 million share repurchase authorization. The updated share repurchase authorization does not have an expiration date, and the timing and amount of any share repurchases will be at the discretion of management and subject to applicable laws.

“Given our strong balance sheet, cash flow generation, and confidence in the long-term value we can create at SiteOne, we believe the $500 million increase in our share repurchase authorization enhances our ability to create value for shareholders,” Doug Black continued. “We remain focused on disciplined capital allocation, balancing opportunistic share repurchases with continued investment in organic growth and acquisitions to drive long-term growth and returns.”

Outlook

“Our end markets continue to be challenging with declines in new residential construction and repair and upgrade more than offsetting the more resilient maintenance and new commercial construction end markets,” Doug Black continued. “Pricing was up 4% in the quarter, and we expect this to continue through the remainder of the year. Note that our third quarter sales were affected by hot and dry weather in August and September which delayed the fall season. We are currently achieving positive Organic Daily Sales growth of approximately 2% in October, which we expect to yield Organic Daily Sales of flat to up 1% for the four-month period of July through October. Given the ongoing macroeconomic uncertainty, high interest rates, and inflation, we expect end-market softness to continue through the full year and with the negative impact of the 53rd week, we expect full-year Organic Daily Sales to be flat to down 1%.

We expect to continue expanding Gross margin through price realization and execution of our commercial initiatives. We expect SG&A as a percentage of Net sales to be up for the full year as our operational initiatives partially offset the effect of lower sales volume, higher fuel and healthcare cost, and the negative effect of the extra week in December. We are managing SG&A tightly and making the necessary changes to optimize our cost structure. Accordingly, we plan to reduce our workforce and consolidate or close branches in the fourth quarter and incur a corresponding charge to Adjusted EBITDA of approximately $6 million to $8 million. Despite this charge and the negative effect of the 53rd week, we expect to expand Adjusted EBITDA margin slightly in 2026.”

As a reminder, in fiscal year 2026, the 53rd week occurs in December of our fiscal fourth quarter during a historically slower sales period and, as a result, is expected to reduce full-year Organic Daily Sales growth by approximately 80 basis points and Adjusted EBITDA by approximately $4 million to $5 million.

With all these factors in mind, we expect Adjusted EBITDA for fiscal year 2026 to be in the range of $425 million to $440 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full year 2026 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

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Conference Call Information

SiteOne management will host a conference call today, October 28, 2026, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13762882. The replay will be available until 11:59 p.m. (ET) on November 11, 2026.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only nationwide full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-277-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to market conditions, our acquisition pipeline, organic and acquisition growth, execution of commercial and operational initiatives, market share and competitive position, share repurchase program, workforce reduction and branch consolidation, pricing, gross margin, SG&A, and 2026 outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, economic, and financial market conditions, the level of new home sales and construction activity, geopolitical conflicts, trade disputes, inflationary pressures, capital markets volatility, and declines in consumer confidence; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; volatility in the prices for the products we purchase and the costs required to operate our business; laws and regulations governing our operations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures; supply chain disruptions (including as a result of geopolitical conflicts, the imposition of U.S. tariff policies or any changes affecting tariffs resulting from the U.S. Supreme Court decision), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force, as well as labor market disruptions; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; retention of key personnel; construction defect and product liability claims; impairment of goodwill; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions, including those resulting from the passage of the One Big Beautiful Bill Act; risks related to our current indebtedness, including with respect to rising interest rates on our variable indebtedness, and our ability to obtain financing in the future; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts with Iran as well as the ongoing conflict between Russia and Ukraine and other disruptions in the Middle East; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

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Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

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SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	September 27, 2026	December 28, 2025
Current assets:
Cash and cash equivalents	$88.4	$190.6
Accounts receivable, net of allowance for doubtful accounts of $36.4 and $33.3, respectively	601.3	546.8
Inventory, net	1,064.7	876.5
Income tax receivable	—	22.4
Prepaid expenses and other current assets	102.3	62.5
Total current assets	1,856.7	1,698.8

Property and equipment, net	312.3	295.4
Operating lease right-of-use assets, net	466.9	439.7
Goodwill	557.9	530.4
Intangible assets, net	210.7	220.0
Deferred tax assets	7.2	14.7
Other assets	20.9	20.6
Total assets	$3,432.6	$3,219.6

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$357.8	$310.8
Current portion of finance leases	35.5	33.2
Current portion of operating leases	102.0	97.3
Accrued compensation	88.2	104.6
Long-term debt, current portion	3.9	3.9
Income tax payable	14.7	—
Accrued liabilities	169.3	137.0
Total current liabilities	771.4	686.8

Other long-term liabilities	2.1	4.0
Finance leases, less current portion	100.0	101.6
Operating leases, less current portion	385.9	362.5
Deferred tax liabilities	5.7	—
Long-term debt, less current portion	471.6	381.5
Total liabilities	1,736.7	1,536.4

Commitments and contingencies

Redeemable non-controlling interest	—	24.0

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 46,016,565 and 45,895,384 shares issued, and 43,130,316 and 44,390,032 shares outstanding at September 27, 2026 and December 28, 2025, respectively	0.5	0.5
Additional paid-in capital	670.0	658.1
Retained earnings	1,368.3	1,191.7
Accumulated other comprehensive loss	(6.6)	(4.9)
Treasury stock, at cost, 2,886,249 and 1,505,352 shares at September 27, 2026 and December 28, 2025, respectively	(336.3)	(186.2)
Total stockholders' equity	1,695.9	1,659.2
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,432.6	$3,219.6

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net sales	$1,291.1	$1,258.2	$3,761.9	$3,659.2
Cost of goods sold	832.6	821.0	2,420.1	2,380.8
Gross profit	458.5	437.2	1,341.8	1,278.4

Selling, general and administrative expenses	368.7	357.4	1,089.3	1,049.7
Other income	6.0	5.4	15.0	14.4
Operating income	95.8	85.2	267.5	243.1

Interest and other non-operating expenses, net	9.5	9.1	27.5	26.8
Income before taxes	86.3	76.1	240.0	216.3
Income tax expense	22.4	15.5	60.9	51.1
Net income	63.9	60.6	179.1	165.2

Less:
Net income attributable to non-controlling interest	—	0.4	0.9	1.4
Adjustment of non-controlling interest to redemption value	—	1.1	1.6	3.0
Net income attributable to SiteOne	$63.9	$59.1	$176.6	$160.8

Net income per common share:
Basic	$1.46	$1.32	$4.00	$3.58
Diluted	$1.46	$1.31	$3.98	$3.56
Weighted average number of common shares outstanding:
Basic	43,653,283	44,802,833	44,130,009	44,901,813
Diluted	43,817,122	45,035,242	44,323,092	45,174,654

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 27, 2026	September 28, 2025
Cash Flows from Operating Activities:
Net income	$179.1	$165.2
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	62.6	60.5
Stock-based compensation	21.9	21.5
Amortization of software and intangible assets	44.2	45.6
Amortization of debt related costs	0.9	0.8
Loss on extinguishment of debt	0.1	—
Gain on sale of equipment	(2.9)	(0.6)
Deferred income taxes	—	0.5
Other	(2.3)	(4.9)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(40.6)	(56.9)
Inventory	(152.1)	(131.6)
Income tax receivable	22.4	7.3
Prepaid expenses and other assets	(33.5)	(30.6)
Accounts payable	31.4	24.5
Income tax payable	14.7	—
Accrued expenses and other liabilities	10.8	34.4
Net Cash Provided By Operating Activities	$156.7	$135.7

Cash Flows from Investing Activities:
Purchases of property and equipment	(57.9)	(39.2)
Purchases of intangible assets	(7.8)	(0.6)
Acquisitions, net of cash acquired	(81.4)	(18.4)
Proceeds from the sale of property and equipment	6.8	4.8
Net Cash Used In Investing Activities	$(140.3)	$(53.4)

Cash Flows from Financing Activities:
Equity proceeds from common stock	1.9	9.0
Repurchases of common shares	(176.6)	(58.3)
Distributions to non-controlling interest	—	(1.0)
Repayments under term loan	(2.9)	(2.9)
Borrowings on asset-based credit facilities	427.3	293.8
Repayments on asset-based credit facilities	(333.3)	(291.1)
Payments of debt issuance costs	(1.9)	—
Payments on finance lease obligations	(26.6)	(24.1)
Payments of acquisition related contingent obligations	(0.5)	(3.8)
Other financing activities	(5.3)	(4.8)
Net Cash Used In Financing Activities	$(117.9)	$(83.2)

Effect of exchange rate on cash	(0.7)	0.7
Net change in cash	(102.2)	(0.2)
Cash and cash equivalents:
Beginning	190.6	107.1
Ending	$88.4	$106.9

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$27.9	$26.0
Cash paid during the year for income taxes	$25.2	$38.2

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SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income (Loss) Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2026			2025				2024
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income (loss)	$63.9	$139.3	$(24.1)	$(7.8)	$60.6	$132.1	$(27.5)	$(21.5)
Income tax expense (benefit)	22.4	48.3	(9.8)	(5.4)	15.5	45.0	(9.4)	(10.1)
Interest expense, net	9.5	10.0	8.0	8.2	9.1	10.3	7.4	6.7
Depreciation and amortization	35.5	36.2	35.1	34.7	35.4	35.3	35.4	35.6
EBITDA	131.3	233.8	9.2	29.7	120.6	222.7	5.9	10.7
Stock-based compensation(a)	5.6	2.1	14.2	5.5	5.6	2.3	13.6	5.5
(Gain) loss on sale of assets(b)	(0.7)	(0.6)	(1.6)	0.3	0.1	(0.5)	(0.2)	1.5
Acquisitions and other adjustments(c)	2.1	1.9	3.7	2.1	1.2	2.2	3.1	14.1
Adjusted EBITDA(d)	$138.3	$237.2	$25.5	$37.6	$127.5	$226.7	$22.4	$31.8

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value related to the purchase accounting of Devil Mountain as well as charges during the fourth quarter of 2025 and 2024 for consolidating or closing certain branch locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
(d)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest as follows (in millions):

	2026			2025				2024
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted EBITDA attributable to non-controlling interest	$—	$1.3	$0.7	$1.1	$1.0	$1.8	$0.3	$0.8

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SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2026			2025
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,291.1	$1,530.7	$940.1	$1,258.2	$1,461.6	$939.4
Organic Sales(a)	1,247.8	1,479.2	927.7	1,254.6	1,459.3	939.4
Acquisition contribution(b)	43.3	51.5	12.4	3.6	2.3	—
Selling Days	63	64	64	63	64	64
Organic Daily Sales	$19.8	$23.1	$14.5	$19.9	$22.8	$14.7

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2026 and 2025.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2026 Fiscal Year. Includes Net sales from branches acquired in 2026 and 2025.

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